Exhibit 10.22

English Translation

LONG-TERM SALES CONTRACT

Contract No. XS120070006
Execution Place: Jiangning District, Nanjing
Execution Date:

Seller: CEEG (Nanjing) PV-Tech Co., Ltd.	Buyer: CEEG Nanjing International Trade Co., Ltd.
Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing	Add.: 3F, Xinchen International Mansion, 26 Zhongshan Road, Nanjing
Postcode: 211100	Postcode:
Legal representative: Lu Tingxiu	Legal representative:
Proxy: Chen Haiyan	Proxy: Lu Tinghua
Tel: 025-52766620	Tel: 83275391
Fax: 025-52766882	Fax: 83275373

The Buyer and the Seller agree to conduct transactions according to the terms and conditions stipulated below:

1. Goods Description

Name and Specifications	Term of Delivery	Quantity (Piece)	Unit Price RMB/W	Total Amount (RMB)
Mono-crystalline and multi-crystalline silicon cell 125*125 or 156*156. For details on the parameter please refer to the Appendix 1 which is an important part of this Contract.	From January, 2007 to December, 2007	3,600,000	RMB 27.6	228,809,685.6
Total	Two hundred and twenty-eight million eight hundred and nine thousand six hundred and eighty-five point six
Remark: 17% VAT included

Remark: 1. The price from January to February 2007 shall be fixed. From March 2007, both parties will review the price in case that the difference between the market price during delivery and contract price exceeds ± 5%.

               2. Duration of the Contract: from January, 2007 to December, 2007

2. Payment Schedule and Conditions

The Buyer shall remit the 100% payment of January to the bank account as designated by the Seller within one week after the effectiveness of the Contract.

2.1 The payment for each installment shall be made within 3 days after receipt of delivery notice stipulating the specific quantity. Payment shall be made according to clear notice. The notice of shipment for each installment shall be issued before 11th or the following working day of every month.

2.2 The Seller shall deliver the goods within 10 days after receipt of the payment.

2.3 Bank account designated by the Seller: (The Seller does not accept other settlement meanings)

Merchant Bank, Jiangning Sub-Branch: 078002380175610001

3. Packing Requirement

The goods shall be packed in carton, and the packaging shall meet the requirement of long distance road transportation. And the Seller shall bear the cost of packing.

4. Place and Term of Delivery

4.1 Place of Delivery: the Seller’s warehouse.

4.2 Should the Buyer ask the Seller to make delivery on its behalf, the Buyer shall remit the freight and premium of insurance to the bank account designated by the Seller. The risk of transportation shall be covered by the Buyer.

4.3 Delivery Schedule:

From March, 2007 to December, 2008

Term	Quantity (ten thousand pieces/month)
January 2007	30
February 2007	30
March 2007	30
April 2007	30
May 2007	30
June 2007	30
July 2007	30
August 2007	30
September 2007	30
October 2007	30
November 2007	30
December 2007	30

Remark: The silicon cell shall be delivered by month within 10 days after receipt of the payment. The first installment shall be delivered in January 2007 within 10 days after receipt of the payment for that month, and the last installment shall be delivered in December within 10 days after receipt of the payment for that month.

4.4 The Seller shall provide to the Buyer 17% VAT invoice within 15 days after receipt of each installment of payment.

5. Quality Requirement and Technology Standard: refer to the Appendix 1.

6. Damage

6.1 Transport Breakage

0.5% breakage of cells delivered each month is allowed.

The Seller shall replace any further broken cells due to packing by the Seller, and shall take correct transport and handling measures to the redelivered cells in accordance with the stipulations of this Contract. The Seller shall bear the consequential costs, if necessary.

If the breakage is caused by carrier’s improper handling or any factor that the Seller cannot control, this Section should not apply.

6.2 Breakage during Packaging Process

Subject to the normal industrial operation standard, the following breakage ratio during the packaging process of the solar cells is allowed:

-Breakage rate of 2% is allowed, in case that the thickness of the solar cell ≤220µm .

The Seller shall replace any further broken solar cells, and shall take correct transport and handling measures to the redelivered cells in accordance with the stipulations of this Contract. The Seller shall bear the consequential costs, if necessary.

7. Inspections and Claims

The Buyer shall inspect the goods within 7 days after delivery in accordance with the criteria specified herein. Any quality claims shall be issued by Buyer in writing in 3 days upon detection, and shall be inspected by a third party agreed upon by both parties. If the Buyer fails to raise a claim within 10 days after delivery, the Seller’s products shall be deemed as qualified.

8. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

9. Termination of Contract

9.1 Upon effectiveness of this Contract, neither party may cancel the Contract without the other party’s consent, otherwise the terminating party shall be liable for all losses incurred by the other party due to such breach.

9.2 This Contract may be terminated only on the following conditions:

9.2.1 The Sell fails to perform its supply obligations under this Contract, and fails to fix its non-performance or breach of this Contract within 30 days upon the Buyer’s requirement.

9.2.2 The Buyer fails to discharge its payment obligations hereunder and fails to fix such non-performance or breach of this Contract within 30 days upon the Seller’s requirement.

9.2.3 The other party becomes bankrupt or applies for bankruptcy, or conducts reorganization or applies for reorganization, or is closing business for rectification.

9.3 In case of termination for due cause, the Seller shall refund the down payment of undelivered goods within 15 days after receipt notice of termination for due cause issued by the Buyer.

10. Confidentiality

The Parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

11. Integrity Assurance

11.1 It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

11.2 Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue.

12. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, the parties agree that the dispute shall be submitted to the People’s Court of jurisdiction in the place of Seller. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

13. Miscellaneous

13.1 This Contract shall come into effect upon signatures and seals by both parties. If the Contract has more than one page, then each page should be sealed on the perforation.

13.2 This Contract shall be executed in four counterparts with same legal effect, with each of the parties hereto holding two; each party shall send the original copy to the other party within 3 working days upon execution. The copy delivered through telefax shall be as valid as the original.

13.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

The Seller: CEEG (Nanjing) PV-Tech Co., Ltd.	The Buyer: CEEG Nanjing International Trade Co., Ltd.
Company Name: (Seal)	Company Name: (Seal)
Execution Date:	Execution Date:

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